SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                               CORFACTS, INC.
               (Exact name of Issuer as specified in Charter)

                New Jersey                      22-2478379
        (State of Incorporation)       (I.R.S. Employer I.D. Number)

             3499 Highway 9 North, Suite 3B, Freehold, NJ 07728
              (Address of Issuer's Principal Executive Offices)

                      1997 STOCK AND STOCK OPTION PLAN
                      1999 STOCK AND STOCK OPTION PLAN
                            (Full Title of Plans)

                            LARRY FINKELSTEIN
                              Corfacts, Inc.
                         3499 Hwy. 9N, Suite 3B
                           Freehold, NJ 07728
                             (800) 696-7788
            (Address and Telephone Number of Agent for Service)

                                Copy to:
                          ROBERT BRANTL, ESQ.
                           322 Fourth Street
                          Brooklyn, NY 11215
                            (718) 768-6045

                    CALCULATION OF REGISTRATION FEE
Title of                      Proposed        Proposed
Securities     Amount         Maximum         Maximum            Amount of
to be          to be          Offering Price  Aggregate          Registration
Registered be  Registered (1) per Share (2)   Offering Price (2) Fee
-----------------------------------------------------------------------------
Common Stock,    2,400,000    $ 0.435         $ 1,044,200        $  290.29
no par value     shares



(1)This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)The price stated is estimated solely for purposes of calculation of the registration fee and is the average of the sum of (i) the aggregate exercise price of options for 1,180,000 shares previously granted under the 1997 Stock and Stock Option Plan and (ii) the product resulting from multiplying the remaining 1,220,000 shares by $0.76, the closing prices of shares of the Common Stock on the OTC Bulletin Board on November 22, 1999.




                                 PART II

            INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.  Incorporation of Documents by Reference.

         Corfacts, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a) Corfacts Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

(b)    Corfacts  Quarterly Report on Form 10-QSB for the quarter ended March
         31, 1999;

(c)    Corfacts  Quarterly Report on Form 10-QSB for the quarter ended
         June 30, 1999;

(d) Corfacts Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999;

(e) the description of Corfacts Common Stock contained in its Registration Statement on Form 8-A.

         Corfacts is also incorporating by reference all documents hereafter filed by Corfacts pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Robert Brantl, Esq., counsel to Corfacts, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Corfacts.

Item 6.  Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act ( BCA ) generally allows New Jersey corporations to indemnify, and purchase insurance for, any director, officer, employee, or agent (a corporate agent ) who is subject to expenses and liabilities in connection with proceedings involving such individual by reason of his being such a corporate agent (provided such corporate agent s conduct met the applicable standards set forth in the BCA.

         Corfacts Certificate of Incorporation provides that no director or officer will be liable for breach of duty as a director or officer, except for breach of the duty of loyalty, acts not in good faith or involving a knowing violation of law, or acts resulting in receipt by the director or officer of an improper benefit.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

4.1    1997 Stock and Stock Option Plan

4.2    1999 Stock and Stock Option Plan

5      Opinion of Robert Brantl, Esq.

23.1 Consent of Schuhalter, Coughlin & Suozzo, L.L.C., independent certified public accountants

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.  Undertakings.

       Corfacts hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Corfacts pursuant to the provisions of the Business Corporation Act of the State of New Jersey, or otherwise, Corfacts has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Corfacts of expenses incurred or paid by a director, officer or controlling person of Corfacts in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Corfacts will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Corfacts certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Freehold and the State of New Jersey on the 22nd day of November, 1999.

                                  CORFACTS, INC.



                                  By: /s/ Larry Finkelstein
                                     Larry Finkelstein
                                     Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 22, 1999.
           Name                             Title
/s/ Larry Finkelstein          President (Chief Executive Officer,
    Larry Finkelstein           Chief Financial Officer), Chairman of
                                the Board

/s/ Ariel Freud                Vice President and Director
    Ariel Freud

                             INDEX TO EXHIBITS

4.1     1997 Stock and Stock Option Plan

4.2     1999 Stock and Stock Option Plan

5       Opinion of Robert Brantl, Esq.

23.1 Consent of Schuhalter, Coughlin & Suozzo, L.L.C., independent certified public accountants

                                                           EXH. 4.1
                          AMENDED AND RESTATED

                    1997 STOCK AND STOCK OPTION PLAN OF

                              CORFACTS, INC.

                     Adopted by the Board of Directors

                          on December 15, 1997

                 and amended by the Board of Directors

                          on October 22, 1999

1.   Purpose.

          The purpose of this Corfacts 1997 Stock and Stock Option Plan
(the "Plan") is to reward directors, officers, key employees and consultants for their best efforts on behalf of the Company and its subsidiary, to induce such employees to remain in the employ of the Company, to attract talented individuals to join the Company, to motivate such employees to exert their best efforts on behalf of the Company, and to encourage such employees to secure or increase their stock ownership in the Company. Consistent with these objectives, the Plan authorizes the granting to key employees and consultants of options to acquire shares of the Company's Common Stock, no par value (the "Common Stock") or the granting of Common Stock, pursuant to the terms and conditions set forth herein.

2.  Definitions

  As used in the Plan, the following terms have the following meanings:

        - "Code" means the Internal Revenue Code of 1986, as amended from time to time;

        - "nonqualified stock options" means options which are not intended to qualify as incentive stock options, and which are designated as nonqualified stock options in the Option Agreement;

        - "grant" means either (a) the issuance of shares of Common Stock, either with or without payment therefor by the recipient of the grant, or (b) the grant of an option;

        - "Eligible Individual" shall have the meaning set forth in
Section 4 hereof;

        - "Act" means the Securities Act of 1933, as amended.




3.   Stock Subject to the Plan.

          The stock to be granted under the Plan or issued upon exercise of options granted under the Plan shall consist of authorized but unissued shares (or of reacquired shares) of the Common Stock of the Company. The maximum number of shares which may be granted or for which options may be granted under the Plan is 1,200,000 shares. Said maximum number shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares or other capital adjust ment or the payment of a stock dividend.

          If any options granted under the Plan expire or terminate for any reason without having been exercised in full, the unpurchased shares shall become available for further options pursuant to the Plan.

4.   Eligibility of Grantees.

          Grants may be made only to officers, key employees, directors or consultants of the Company or any subsidiary (an "Eligible Individ ual"). All references in this Plan to officers, key employees, directors or consultants of the Company shall also refer to and include officers, key employees, directors or consultants of the Company or any subsidiary of the Company. For purposes of this Plan, an individual shall be deemed to be a consultant if the individual performs services for the Company in a capacity other than as employee or director. More than one grant may be made to any Eligible Individual.

5.   Administration.

  The Plan shall be administered by the Board of Directors of the Company (the "Board") or, at the Board's discretion, by a Committee of the Board which shall be composed of at least two (2) members of the Board. Any authority granted to the Board by this Plan is also hereby granted to the Committee, if one is created. All Committee members shall serve, and may be removed, at the pleasure of the Board of Directors.

          Subject to the express provisions of the Plan, the Board shall have full authority (a) to determine, in its discretion, the individuals to whom, and the times at which, grants shall be made, the number of shares to be granted or subject to each option, the price or prices at which such shares may be purchased from the Company, and the provisions of the respective option agreements (which need not be identical), including provisions concerning the time or times, when, and the extent to which, the options may be exercised, the conditions of exercise
(including non-competition with the Company after termination of employment) and the effect of approved leaves of absence on continuity of service; (b) to prescribe, amend and rescind rules and regulations relating to the Plan; (c) to interpret the Plan and the respective option agreements; and (d) to make all other determinations necessary or advisable for administering the Plan. All determinations and interpretations by the Board shall be binding and conclusive upon all parties.
No member of the Board shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any grant or option hereunder.

6.  Terms and Conditions of Grants.

  The Board may, in its discretion, grant to an Eligible Individual only options or shares of Common Stock, or a combination of both. Subject to the following provisions, all options granted under this Plan shall be in such form and upon such terms and conditions as the Board, in its discretion, may from time to time determine:

  (a) Option Price. The option price per share under each Option granted under the Plan shall be determined and fixed by the Board in its discretion.

          (b) Term. Each option granted under the Plan shall terminate no later than ten years after the date on which it was granted, but the Board in its discretion may prescribe a shorter period for any individual option or options.

  (c) Offset provisions. If the Board so determines and the applicable instrument or instruments evidencing the option so provide, the exercise of all or any part of an option granted under this Plan may result in the reduction or termination of another option granted under this Plan to the extent so determined and provided.

  (d) Vesting. The vesting of each option or share of Common Stock granted hereunder shall be determined by the Board. Only the vested portions of Options may be exercised. Only the vested portions of grants of Common Stock may be disposed of.

          (e) Exercise of Options. An option shall be exercised by written notice of such exercise, in the form prescribed by the Board, to the Secretary or Treasurer of the Company, at its principal office. The notice shall specify the number of shares for which the option is being exercised (which number, if less than all of the shares then subject to exercise, shall be 50 or a multiple thereof) and shall be accompanied by payment in full of the purchase price of such shares. No shares shall be delivered upon exercise of any option until all laws, rules and regulations which the Board may deem applicable have been complied with. If a registration statement under the Act is not then in effect with respect to the shares issuable upon such exercise, it shall be a condition precedent that the person exercising the option give to the Company a written representation and undertaking, satisfactory in form and substance to the Board of Directors or the Board, that s/he is acquiring the shares for his/her own account for investment and not with a view to the distribution thereof.

  (f) Payment. Payment for shares granted or purchased upon exercise of an option shall be made either in full or installments, as shall be determined by the Board and provided in the applicable instrument or instruments evidencing such grant or option. If payment is made in installments, the option holder shall be required to make a down payment in cash of an amount equal to at least 20 percent of the total purchase price of the shares purchased and to deliver to the Company his or her promissory installment note payable to the Company for an amount equal to the difference between the total purchase price of the shares then being purchased and the amount of such down payment. Such note shall bear interest at such rate as the Board shall determine of not less than the applicable federal rate (as defined in the Internal Revenue code of 1986, as amended), and the payor under the note must pledge the shares purchased as security. The payor shall pay the balance of the purchase price as provided in such note and subject to such terms and conditions as may be provided in the applicable instrument or instruments evidencing the grant or option; in any event, he or she shall make such payments as may be necessary to make the aggregate payments on account of the total purchase price equal to:

       (1) at least 40 percent of the total purchase price of the shares purchased by the end of 18 months from the date of purchase,

       (2) at least 60 percent of the total purchase price by the end of three years from the date of purchase,

       (3) at least 80 percent of the total purchase price by the end of four years from the date of purchase and

       (4) the entire amount of the total purchase price by the end of five years from the date of purchase.

  Dividends on partly paid shares issued hereunder (other than dividends in stock of the Company) shall be declared and paid only upon the basis of the percentage of the total purchase price actually received thereon by the Company, and any such dividends paid prior to final payment for the shares shall be applied by the Company against unpaid installments of the promissory notes evidencing the grantee's indebtedness for the purchase price in the order of their maturity. Certificates for partly paid shares shall be registered in the name of the grantee and shall, immediately upon issue, be delivered to the Company, endorsed in blank by the grantee or accompanied by a separate stock power so endorsed, in pledge as security for the payment of the unpaid balance of the option price. The certificates issued to represent partly paid shares shall state thereon the total amount of the consideration to be paid therefor and the amount paid thereon.

  (g) Transferability. Options shall not be transferable other than by will or the laws or descent or distribution, and an option may not be exercised by anyone other than the grantee; except that it the grantee dies or becomes incapacitated, the option may be exercised by his or her estate, legal representative or beneficiary, as the case may be, subject to all the terms and conditions contained in the Plan.

          (h) No Rights of Option Holder as Shareholder. No holder of any option under the Plan shall, by virtue of holding such option, be entitled to any rights of a stockholder in the Company. The person exercising an option shall not be considered a record holder of the stock so purchased for any purpose until the date on which s/he is actually recorded as the holder of such stock upon the stock records of the Company.

          (i) Fees and Taxes. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Common Stock of the Company pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

                 (j) Termination of employment. Upon the termination of an option holder's employment for any reason other than death, termination for cause, or retirement pursuant to the terms of a retirement program of the Company, his or her option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination, and such option privileges shall expire unless exercised within thirty (30) days after the date of such termination, but not later than the date of expiration of the option. If an option holder's employment is terminated for cause, all rights under his or her option shall expire immediately upon the giving to the option holder of the notice of such termination. Upon the termination of an option holder's employment by reason of retirement pursuant to the terms of a retirement program of the Company, his or her option privileges shall be limited to the shares which were immediately purchasable at the date of such retirement, and such option privileges shall expire unless exercised within the period not to exceed two years specified by the Board in the applicable instrument or instruments evidencing the option, but not later than the date of expiration of the option.

  (k) Death of Option Holder. Upon the death of an option holder, his or her option privileges shall apply to those shares which were immediately purchasable at the time of death, and such privileges shall expire unless exercised (by the executor or administrator of the option holder's estate or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the option holder's death) within (1) 12 months after the date of death, or (2) in the event of death following termination of employment by reason or retirement pursuant to the terms of a retirement program of the Company, the period in which the option privileges may be exercised upon termination by reason of such retirement as provided by the Board in the applicable instrument or instruments evidencing the option, whichever period terminates last, or such longer period as may be permitted by the Board in a special case, but in no event later than the date of expiration of the option.

7.  Restrictions on Shares

  The Company shall, within 20 business days after the Board has approved a grant of shares of Common Stock or an option has been exercised, deliver to the grantee one or more certificates, registered in the name of such person, for the number of shares granted or for which an option has been exercised. The Company may legend any certificate issued hereunder or upon exercise of any option granted hereunder to reflect any restrictions provided for in this Plan.

  The Company shall not be obliged to sell or issue any shares of Common Stock pursuant to the grant of shares or the exercise of an option hereunder unless and until the Company is satisfied that such sale or issuance complies with all applicable provisions of the Act and all other laws and regulations by which the Company is bound or to which the Company or such shares are subject.

8.  Adjustments Upon Changes in Capitalization

          The option agreements shall contain such provisions as the Board shall determine to be appropriate for the adjustment of the kind and number of shares subject to each outstanding option, or the option prices, or both, in the event of any changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, sales or exchanges of assets, combinations or exchange of shares, offering of subscription rights or any other type of change.

9.   Term of Plan.

          The Board of Directors may terminate this Plan at any time.
No termination will affect rights and obligations theretofore granted and then in effect. No grants may be made later than ten years from the date listed on page one hereof as the date of the Plan's adoption by the Board of Directors.

10.  Amendment and Revocation.

          The Board of Directors alone shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, that without the consent of the optionees, no change may be made in any option theretofore granted which will impair the rights of existing optionees; and provided further that the Board of Directors may not, without the approval of the holders of a majority of the outstanding Common Stock, make any alteration or amendment to the Plan which changes the aggregate number of shares of Common
Stock which may be issued under the Plan, extend the term of the Plan or of options granted thereunder, reduce the option price below that now provided for in the Plan, change the conditions for exercise of options now provided for in the Plan, or change the employees or class of employees eligible to receive options thereunder.

                         *     *     *     *     *

                                                         EXH. 4.2
                              CORFACTS, INC.

                    1999 Stock and Stock Option Plan

Article 1. Establishment and Purpose

  1.1 Establishment of the Plan. Corfacts, Inc., a New Jersey corporation (the "Company" or "Corfacts"), hereby establishes an incentive compensation plan (the "Plan"), as set forth in this document.

  1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to attract and retain the services of Participants upon whose judgment, interest, and special efforts the successful operation of Corfacts and its subsidiaries is dependent.

  1.3 Effective Date of the Plan. The Plan shall become effective on October 22, 1999.

Article 2. Definitions

  Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

  (a) "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, or Performance Shares.

  (b) "Award Agreement" means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

  (c)  "Board" or "Board of Directors" means the Corfacts Board of Directors.

  (d) "Cause" shall mean willful and gross misconduct on the part of an Eligible Person that is materially and demonstrably detrimental to the Company or any Subsidiary as determined by the Committee in its sole discretion.

  (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (f)  "Committee" means the committee or committees, as  specified in
Article 3, appointed by the Board to administer the Plan with respect to grants of Awards.


  (g) Consultant means a natural person under contract with the Company to provide bona fide services to the Company which are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company s securities.

   (h) "Director" means any individual who is a member of the Corfacts Board of Directors.

  (i) "Disability" shall mean the Participant's inability to perform the Participant's normal Employment functions due to any medically determinable physical or mental disability, which can last or has lasted 12 months or is expected to result in death.

  (j)  Eligible Person  means an Employee, Director or Consultant.

  (k) "Employee" means any officer or employee of the Company or of one of the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

  (l)  "Employment,"  with reference to an Employee, means the condition of being an officer or employee of the Company or one of its Subsidiaries. Employment, with reference to a Consultant, means the condition of being a
Consultant.   Employment,  with reference to a Director, means the condition of being a Director. The change in status of an Eligible Person among the categories of Employee, Director and Consultant shall not be deemed a termination of Employment.

  (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

  (n) "Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

  (o) "Fair Market Value" shall mean (i) at such time as there are closing prices quoted for the Shares, the closing price of Shares on the relevant date, or (if there were no sales on such date) the next preceding trading date, all as reported on the principal market for the Shares, or (ii) at such time as there is a public market quoted without closing prices, the mean of the closing high bid and low asked on the relevant date, as reported on the principal market for the Shares, or
(iii) at such time as there is no public market for the Shares, the value determined from time to time by the Board of Directors.

  (p) "Incentive Stock Option" or "ISO" means an option to purchase Shares from Corfacts, granted under this Plan, which is designated as an Incentive Stock Option and is intended to meet the requirements of
Section 422 of the Code.

  (q) "Insider" shall mean an Eligible Person who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of the Company, as those terms are defined under Section 16 of the Exchange Act.

  (r) "Nonqualified Stock Option" or "NQSO" means the option to purchase Shares from Corfacts, granted under this Plan, which is not intended to be an Incentive Stock Option.

  (s) "Option" or "Stock Option" shall mean an Incentive Stock Option or a Nonqualified Stock Option.

  (t) "Participant" means a person who holds an outstanding Award granted under the Plan.

  (u) "Performance Share" shall mean an Award granted to an Eligible Person pursuant to Article 8 herein.

  (v) "Plan" means this 1999 Stock and Stock Option Plan.

  (w) "Restricted Stock" means an Award of Stock granted to an Eligible Person pursuant to Article 7 herein.

  (x) "Restriction Period" means the period during which Shares of Restricted Stock are subject to restrictions or conditions under
Article 7.

  (y)  "Shares" or "Stock" means the shares of common stock of the Company.

  (z) "Subsidiary" shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, more than fifty percent (50%) of the total combined voting power of all classes of Stock, or any other entity (including, but not limited to, partner ships and joint ventures) in which the Company owns more than fifty percent (50%) of the combined equity thereof.

 Article 3. Administration

  3.1  The Committee.   The Plan and all Awards  hereunder shall be
administered by one or more Committees of the Board as may be appointed by the Board for this purpose. The Board may appoint a Committee specifically responsible for Awards to Insiders (the "Disinterested Committee"), where each Director on such Disinterested Committee is a "Non-Employee Director" (or any successor designation for determining who may administer plans, transactions or awards exempt under Section 16(b) of the Exchange Act), as that term is used in Rule 16b-3 under the Exchange Act, as that rule may be modified from time to time. If no specific Committee is appointed by the Board, then the Board in its entirety shall be the Committee. Any Committee may be replaced by the Board at any time.


  3.2 Authority of the Committee. The Committee shall have full power, except as limited by law and subject to the provisions herein, to select the recipients of Awards; to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 10 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

  No Award  may be made under the Plan after August 31, 2009.

  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Eligible Persons, Participants, and their estates and beneficiaries.

  Subject to the terms of this Plan, the Committee is authorized, and shall not be limited in its discretion, to use any of the Performance Criteria specified herein in its determination of Awards under this Plan.

Article 4. Shares Subject to the Plan

  4.1 Number of Shares.  Subject to adjustment as provided in Section
4.3 herein, the number of Shares available for grant under the Plan shall not exceed one million two hundred thousand (1,200,000) Shares. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares.

  Without limiting the discretion of the Committee under this section, unless otherwise provided by the Committee, the following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan or compliance with the foregoing limits:

  (a) The grant of a Stock Option or a Restricted Stock Award shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award. However, to the extent the Participant uses previously owned Shares to pay the Exercise Price or any taxes, or Shares are withheld to pay taxes, these Shares shall be available for regrant under the Plan.

  (b) With respect to Performance Shares, the number of Performance Shares granted under the Plan shall be deducted from the number of Shares available for grant under the Plan. The number of Performance Shares which cannot be, or are not, converted into Shares and distributed to the Participant (after any applicable tax withholding) following the end of the Performance Period shall increase the number of Shares available for regrant under the Plan by an equal amount.

  4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, Shares subject to such Award shall be again available for the grant of an Award under the Plan.

  4.3 Adjustments in Authorized Plan Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and/or the number of outstanding Options, Shares of Restricted Stock, and Performance Shares constituting outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5. Eligibility and Participation

  5.1 Eligibility. All Eligible Persons are eligible to participate in this Plan.

  5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Person is entitled to receive an Award unless selected by the Committee.

Article 6. Stock Options

  6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Persons at any time and from time to time, and under such terms and conditions, as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Eligible Person. The Committee may grant ISOs, NQSOs, or a combination thereof. ISOs, however, may be granted only to Employees.

  6.2 Form of Issuance. Each Option grant may be issued in the form of an Award Agreement and/or may be recorded on the books and records of the Company for the account of the Participant. If an Option is not issued in the form of an Award Agreement, then the Option shall be deemed granted as determined by the Committee. The terms and conditions of an Option shall be set forth in the Award Agreement, in the notice of the issuance of the grant, or in such other documents as the Committee shall determine. Such terms and conditions shall include the Exercise Price, the duration of the Option, the number of Shares to which an Option pertains (unless otherwise provided by the Committee, each Option may be exercised to purchase one Share), and such other provisions as the Committee shall determine, including, but not limited to whether the Option is intended to be an ISO or a NQSO.

  6.3  Exercise Price.

  (a) Unless a greater Exercise Price is determined by the Committee, the Exercise Price for each ISO awarded under this Plan shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. If, however, the Eligible Person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, then the Exercise Price of an ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted.

  (b) The Exercise Price of a NQSO shall be determined by the Committee in its sole discretion.

  6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant (which duration may be extended by the Committee); provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. If, however, the Eligible Person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, then no Option shall be exercisable later than the fifth (5th) anniversary date of its grant.

  6.5 Vesting of Options. Options shall vest at such times and under such terms and conditions as determined by the Committee; provided, however, unless a different vesting period is provided by the Committee at or before the grant of an Option, the Options will vest on the first anniversary of the grant.

  6.6 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

  Options shall be exercised by delivery of a written notice (including e-mail and telecopies) to the Secretary of the Company (or, if so provided by the Company, to its designated agent), which notice shall be irrevocable, setting forth the exact number of Shares with respect to which the Option is being exercised and including with such notice payment of the Exercise Price. When Options have been transferred, the Company or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the
Participant, has the right to exercise the Option.   No Option may be
exercised with respect to a fraction of a Share.

  6.7 Payment. The Exercise Price shall be paid in full at the time of exercise. No Shares shall be issued or transferred until full payment has been received therefor.

  Payment may be made:

  (a) in cash, or

  (b) unless otherwise provided by the Committee at any time, and subject to such additional terms and conditions and/or modifications as the Committee or the Company may impose from time to time, and further subject to suspension or termination of this provision by the Committee or Company at any time, by:

               (i) delivery of Shares of Stock owned by the Participant in partial (if in partial payment, then together with cash) or full payment (if a fractional Share remains after payment of the Exercise Price in full by previously owned Shares, then the fractional Share shall be withheld for taxes); provided, however, as a condition to paying any part of the Exercise Price in Stock, at the time of exercise of the Option, the Participant must establish to the satisfaction of the Company that the Stock tendered to the Company has been held by the Participant for a minimum of six (6) months preceding the tender; or

  (ii) if the Company has designated a stockbroker to act as the Company's agent to process Option exercises, issuance of an exercise notice together with instructions to such stockbroker irrevocably instructing the stockbroker: (A) to immediately sell a sufficient portion of the Shares to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds of the sale equal to the
Exercise Price and tax withholding to the Company.   In the event the
stockbroker sells any Shares on behalf of a Participant, the stockbroker shall be acting solely as the agent of the Participant, and the Company disclaims any responsibility for the actions of the stockbroker in making any such sales. No Stock shall be issued until the settlement date and until the proceeds (equal to the Option Price and tax with holding) are paid to the Company.

  If payment is made by the delivery of Shares of Stock, the value of the Shares delivered shall be equal to the Fair Market Value of the Shares on the day preceding the date of exercise of the Option.

  6.8 Termination of Employment. Unless otherwise provided by the Committee, the following limitations on exercise of Options shall apply upon termination of Employment:

  (a) Termination by Death or Disability. In the event the Employment of a Participant shall terminate by reason of death or Disability, all outstanding Options granted to that Participant shall immediately vest as of the date of termination of Employment and may be exercised, if at all, no more than three (3) years from the date of the termination of Employment, unless the Options, by their terms, expire earlier.

  (b) Termination for Cause. If the Employment of a Participant shall be terminated by the Company for Cause, all outstanding Options held by the Participant shall immediately be forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Options.

  (c) Retirement or Other Termination of Employment. If the Employment of a Participant shall terminate for any reason other than the reasons set forth in (a) or (b) above, all outstanding Options which are vested as of the effective date of termination of Employment may be exercised, if at all, no more than thirty (30) days from the date of termination of Employment, unless the Options, by their terms, expire earlier. In the event of the death of the Participant after termination of Employment, this paragraph
(c) shall still apply and not paragraph (a), above.

  (d) Options not Vested at Termination. Except as provided in paragraph (a) above, all Options held by the Participant which are not vested on or before the effective date of termination of Employment shall immediately be forfeited to the Company (and shall once again become available for grant under the Plan).

  (e) Notwithstanding the foregoing, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of termination of Employment, but no such modification shall shorten the terms of Options issued prior to such modification.

  6.9 Restrictions on Exercise and Transfer of Options. Unless otherwise provided by the Committee:

  (a) During the Participant's lifetime, the Participant's Options shall be exercisable only by the Participant or by the Participant's guardian or legal representative. After the death of the Participant, an Option shall only be exercised by the holder thereof (including, but not limited to, an executor or administrator of a decedent's estate) or his guardian or legal representative.

  (b) No Option shall be transferable except: (i) in the case of the Participant, only upon the Participant's death; and (ii) in the case of any holder after the Participant's death, only by will or by the laws of descent and distribution.

Article 7. Restricted Stock

  7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Eligible Persons in such amounts and upon such terms and conditions as the Committee shall determine. In addition to any other terms and conditions imposed by the Committee, vesting of Restricted Stock may be conditioned upon the attainment of Performance Goals based on Performance Criteria in the same manner as provided in
Section 8.3, herein with respect to Performance Shares.


  7.2 Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award
Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

  7.3 Transferability. Except as otherwise provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, trans ferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, which shall not be less than a period of one year.

  7.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

  The Company shall also have the right to retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

  7.5  Removal of Restrictions.  Except as otherwise provided in this
Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period and completion of all conditions to vesting, if any. However, unless otherwise pro vided by the Committee, the Committee, in its sole discretion, shall have the right to immediately waive all or part of the restrictions and conditions with regard to all or part of the Shares held by any Participant at any time.

  7.6 Voting Rights, Dividends and Other Distributions. During the Restriction Period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such Shares. Except as provided in the following sentence, in the sole discretion of the Committee, other cash dividends and other distributions paid to Participants with respect to Shares of Restricted Stock may be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid.

  7.7 Termination of Employment Due to Death or Disability. In the event the Employment of a Participant shall terminate by reason of death or Disability, unless otherwise provided by the Committee prior to or at the time of the Award, all Restriction Periods and all restrictions imposed on outstanding Shares of Restricted Stock held by the Participant shall immediately lapse and the Restricted Stock shall immediately become fully vested as of the date of termination of Employment.

  7.8 Termination of Employment for Other Reasons. If the Employment of a Participant shall terminate for any reason other than those specifically set forth in Section 7.7 herein, all Shares of Restricted Stock held by the Participant which are not vested as of the effective date of termination of Employment immediately shall be forfeited and returned to the Company.

Article 8.  Performance Shares

  8.1  Grants of Performance Shares.   A Performance Share is equivalent
in value to a Share of Stock. Subject to the terms of the Plan, Performance Shares may be granted to Eligible Persons at any time and from time to time, as determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares awarded to each Participant.

  8.2 Performance Period. The Performance Period for Performance Shares is the period over which the Performance Goals are measured. The Performance Period is set by the Committee for each Award; however, in no event shall an Award have a Performance Period of less than one year.

  8.3 Performance Goals. For each Award of Performance Shares, the Committee shall establish performance objectives ("Performance Goals") for the Company, its Subsidiaries, and/or divisions of any of foregoing, based on the Performance Criteria and other factors set forth below. Performance Goals shall include payout tables, formulas or other standards to be used in determining the extent to which the Performance
Goals are met, and, if met, the number of Performance Shares distributed to Participants in accordance with Section 8.5. All Performance Shares which may not be converted under the Performance Goals or which are reduced by the Committee under Section 8.5 or which may not be converted for any other reason after the end of the Performance Period shall be canceled at the time they would otherwise be distributable. When the Committee desires an Award to qualify under Section 162(m) of the Code, as amended, the Committee shall establish the Performance Goals for the respective Performance Shares prior to or within 90 days of the begin ning of the service relating to such Performance Goal, and not later than after 25% of such period of service has elapsed. For all other Awards, the Performance Goals must be established before the end of the respective Performance Period.

  (a) The Performance Criteria which the Committee is authorized to use, in its sole discretion, are any of the following criteria or any combination thereof:

   (1) Financial performance of the Company (on a consolidated ba sis), of one or more of its Subsidiaries, and/or a division of any of the foregoing. Such financial performance may be based on net income and/or Value Added (after-tax cash operating profit less depreciation and less a capital charge).

   (2) Service performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or of a division of any of the foregoing. Such service performance may be based upon measured customer perceptions of service quality.

   (3)  The Company's  Stock price; return on shareholders' equity;
        total shareholder return (Stock price appreciation plus dividends, assuming the reinvestment of dividends); and/or earnings per share.

   (4) With respect to the Company (on a consolidated basis), to one or more of its Subsidiaries, and/or to a division of any of the foregoing: sales, costs, market share of a product or service, return on net assets, return on assets, return on capital, profit margin, and/or operating revenues, expenses or earnings.

   (b) Except to the extent otherwise provided by the Committee in full or in part, if any of the following events occur during a Performance Period and would directly affect the determination of whether or the extent to which Performance Goals are met, they shall be disregarded in any such computation: changes in accounting principles; extraordinary items; changes in tax laws affecting net income and/or Value Added; natural disasters, including floods, hurricanes, and earthquakes; and intentionally inflicted damage to property which directly or indirectly damages the property of the Company or its Subsidiaries. No such adjustment shall be made to the extent such adjustment would cause the Performance Shares to fail to satisfy the performance-based exemption of Section 162(m) of the Code.


   8.4 Dividend Equivalents on Performance Shares. Unless reduced or eliminated by the Committee, a cash payment in an amount equal to the dividend payable on one Share will be made to each Participant for each Performance Share which on the record date for the dividend had been awarded to the Participant and not converted, distributed or canceled.

   8.5 Form and Timing of Payment of Performance Shares. As soon as practicable after the applicable Performance Period has ended and all other conditions (other than Committee actions) to conversion and distribution of a Performance Share Award have been satisfied (or, if applicable, at such other time determined by the Committee at or before the establishment of the Performance Goals for such Performance Period), the Committee shall determine whether and the extent to which the Performance Goals were met for the applicable Performance Shares. If Performance Goals have been met, then the number of Performance Shares to be converted into Stock and distributed to the Participants shall be determined in accordance with the Performance Goals for such Awards, subject to any limits imposed by the Committee. Conversion of Perfor mance Shares shall occur as soon as reasonably administratively possible following the determination of the number of Shares to which the Participant is entitled. At any time prior to the distribution of the Performance Shares, unless otherwise provided by the Committee, the Committee shall have the authority to reduce or eliminate the number of Performance Shares to be converted.

   8.6  Termination of Employment Due to Death or Disability.   Unless
otherwise provided by the Committee prior to or at the time of an Award, if the Employment of a Participant shall terminate by reason of death or Disability, the Participant shall receive a distribution of all out standing Performance Shares calculated as if all unfinished Performance Periods had ended with 100% of the Performance Goals achieved, payable in the year following the date of termination of Employment.

   8.7 Termination of Employment for Other Reasons. If the Employment of a Participant shall terminate for other than a reason set forth in Section 8.6 (and other than for Cause), the number of Performance
Shares to be converted and distributed shall be converted and distributed based upon the achievement of the Performance Goals and in accordance with all other terms of the Award and the Plan; however, the Participant may receive no more than a prorated payout of all Performance Shares, based on the portions of the respective Performance Periods that have been completed.

   8.8 Termination of Employment for Cause. In the event that a Participant's Employment shall be terminated by the Company for Cause, all Performance Shares shall be forfeited by the Participant to the Company.

   8.9 Nontransferability. Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or laws of intestacy.

Article 9.   Employee Matters

   9.1 Employment Not Guaranteed. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's Employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or one of its Subsidiaries.

   9.2 Participation. No Eligible Person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

   9.3 Claims and Appeals. Any claim under the Plan by a Participant or anyone claiming through a Participant shall be presented to the Committee. Any person whose claim under the Plan has been denied may, within sixty (60) days after receipt of notice of denial, submit to the Committee a written request for review of the decision denying the claim. The Committee shall determine conclusively for all parties all questions arising in the administration of the Plan.



Article 10. Amendment, Modification, and Termination

   10.1 Amendment, Modification, and Termination. The Board of Directors alone shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, how ever, that the Board of Directors may not, without the approval of the holders of a majority of the voting Shares, make any alteration or amendment to the Plan which changes the aggregate number of shares of Common Stock which may be issued under the Plan, extend the term of the Plan, or change the employees or class of employees eligible to receive Awards thereunder. The Board may at any time suspend or terminate the Plan in whole or in part.

   10.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 11. Withholding

   11.1 Tax Withholding. The Company shall deduct or withhold an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's employment tax obligations) required by law to be withheld with respect to any taxable event arising or as a result of this Plan ("Withholding Taxes").

   11.2 Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, upon the distribution of Performance Shares in the form of Stock, or upon any other taxable event hereunder involving the transfer of Stock to a Participant, the Company shall withhold Stock having a Fair Market Value on the date the tax is to be determined in an amount equal to the Withholding Taxes on such Stock. Any fractional Share remaining after the withholding shall be withheld as additional Federal withhold ing.

   Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale by a stockbroker, pursuant to Section 6.7(b)(ii), herein, of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the Fair Market Value of the Stock.

   Prior to the end of any Performance Period a Participant may elect to have a greater amount of Stock withheld from the distribution of Performance Shares to pay withholding taxes; provided, however, the Committee may prohibit or limit any individual election or all such elections at any time.

   11.3 Payment In Lieu of Share Withholding. In any situation in which the Company would be required to withhold Stock pursuant to Sec 11.2 above, the Participant may, in lieu of all or part of such withholding, remit to the Company an amount in cash sufficient to satisfy the federal, state and local withholding tax requirements or may direct the Company to withhold from other amounts payable to the Participant, including salary.

Article 12. Successors

   All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 13. Legal Construction

   13.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

   13.2 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

   13.3 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to comply with a condition of Rule 16b-3 or its successors, it shall not apply to the Insiders or transactions thereby.

   13.4 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.





                                                         EXH. 5
                            ROBERT BRANTL, ESQ.
                             322 Fourth Street
                            Brooklyn, NY 11215
                               718-768-6045

November 21, 1999

Corfacts, Inc.
3499 Highway 9 North
Suite 3B
Freehold, New Jersey 07728

Gentlemen:

With reference to the registration statement on Form S-8 which Corfacts, Inc. proposes to file with the Securities and Exchange Commission, registering (a) 1,200,000 common shares which may be offered and sold by Corfacts, Inc. under the 1997 Stock and Stock Option Plan and (b) 1,200,000 common shares which may be offered and sold by Corfacts, Inc. under the 1999 Stock and Stock Option Plan (collectively, the Shares ), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plans, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above.

                                          Yours,

                                          /s/ Robert Brantl
                                          ------------------
                                          Robert Brantl

                                                    EXH. 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Corfacts, Inc. of our report dated March 31, 1999 on our audit of the financial statements of Corfacts, Inc. included in the Annual Report on Form 10-KSB of Corfacts, Inc. for the year ended December 31, 1998.


/s/ Schuhalter, Coughlin & Suozzo, LLC
--------------------------------------
Schuhalter, Coughlin & Suozzo, LLC
Raritan, New Jersey
November 21, 1999